Exhibit 99.1


  UnionBanCal Corporation Reports First Quarter 2006 Earnings Per
                           Share of $1.24


   SAN FRANCISCO--(BUSINESS WIRE)--April 20, 2006--UnionBanCal
Corporation (NYSE:UB)


    First Quarter 2006 Highlights:

    -- Diluted earnings per share from continuing operations of $1.24, up 10 percent year-over-year, excluding a positive tax adjustment of $0.07 per diluted common share recorded in first quarter 2005

    -- Net interest margin expansion of 14 basis points compared with first quarter 2005, to 4.36 percent

    --  Strong year-over-year organic loan growth

        --  Average total loans up 15 percent

        --  Average commercial loans up 20 percent

        --  Average residential mortgage loans up 16 percent

    --  Year-over-year revenue growth of 6.5 percent

    --  Return on average stockholders' equity of 16.2 percent

    --  Annualized average all-in cost of funds of 1.45 percent

    -- Average noninterest bearing deposits comprised 45 percent of average total deposits

    -- Nonperforming assets just 0.09 percent of total assets at quarter-end



   UnionBanCal Corporation (NYSE:UB) today reported first quarter
2006 net income of $172.9 million, or $1.18 per diluted common share, and income from continuing operations of $181.5 million, or $1.24 per diluted common share. Excluding a positive tax adjustment of $0.07 per diluted common share last year, first quarter 2006 income from continuing operations per diluted common share increased 9.7 percent.
   "We are off to a good start in 2006," stated Takashi Morimura, President and Chief Executive Officer. "Our balanced business model is evident in our first quarter results as excellent loan growth and credit quality offset mixed deposit results, reflecting an increasingly competitive deposit market. During the quarter, we returned $139 million to shareholders in the form of dividends and share repurchases, equal to 80 percent of our first quarter net income. Despite this significant return of capital, we finished the quarter with very strong capital levels, including a tangible equity ratio of 8.46 percent."
   "We generated good loan growth across all categories in first quarter," added Chief Operating Officer Philip Flynn. "Commercial loans increased at a double digit rate, and, though slowing appreciably due to rising rates, residential mortgages still grew at a healthy rate year-over-year. We continue to report very strong credit quality, with net charge-offs of only $5 million in the quarter and nonperforming assets declining further, to just 0.09 percent of total assets at quarter-end. While this trend is unsustainable in the long run, it is evidence of our responsible lending and monitoring practices and the overall quality of our loan portfolio.
   "Average noninterest bearing deposits declined 9 percent versus the fourth quarter, virtually all due to a decline in wholesale deposits," continued Flynn. "Well over half of the decline in the wholesale deposit base was in title, escrow and other real estate related balances, reflecting slower real estate activity, some of which is seasonal. In addition, demand deposit volumes were affected by disintermediation, which has accelerated due to the cumulative effect of rising short-term interest rates. Despite this more challenging deposit environment, our deposit franchise remains healthy and will continue to afford us a solid advantage in our primary markets. We have built this deposit franchise over the long term, and the inherent strength in this aspect of our business will serve the Company very well going forward. We are confident that we can defend and continue to grow our deposit base, and we took steps to do just that in the quarter by launching several new interest bearing deposit initiatives."

   First Quarter Total Revenue From Continuing Operations

   For first quarter 2006, total revenue (taxable-equivalent net interest income plus noninterest income) was $684 million, an increase of $42 million, or 6.5 percent, compared with first quarter 2005. Net interest income increased 6.8 percent, and noninterest income increased 6.0 percent. Compared with fourth quarter 2005, total revenue increased 2.9 percent, with net interest income decreasing 3.2 percent, and noninterest income increasing 18.8 percent. Excluding a $37 million fourth quarter 2005 loss on the sale of securities, total revenue in sequential quarters decreased $18 million, or 2.5 percent, with net interest income decreasing 3.2 percent and noninterest income decreasing 1.1 percent.

   First Quarter Net Interest Income (Taxable-equivalent) From
Continuing Operations

   Net interest income was $466 million in first quarter 2006, up $30 million, or 6.8 percent, from the same quarter a year ago, primarily due to strong growth in loans.
   Average earning assets increased $1.4 billion, or 3.4 percent, primarily due to a $4.3 billion, or 14.6 percent, increase in average loans, while average securities declined $2.9 billion, or 25.8 percent. Average commercial loans increased $2.0 billion, or 19.7 percent; average residential mortgages increased $1.6 billion, or 16.4 percent; average construction loans increased $0.4 billion, or 36.7 percent; and average commercial mortgages increased $0.2 billion, or
4.3 percent.
   Compared to first quarter 2005, average noninterest bearing deposits decreased $649 million, or 3.6 percent. Average title and escrow deposits decreased $381 million, or 13.8 percent, due to lower residential real estate activity. Average business demand deposits, excluding title and escrow, declined $305 million, or 2.5 percent, primarily due to disintermediation resulting from rising short-term interest rates. Consumer deposits increased $37 million, or 1.2 percent. Average noninterest bearing deposits represented 45.1 percent of average total deposits in first quarter 2006. The annualized average all-in cost of funds was 1.45 percent, reflecting the Company's strong average deposit-to-loan ratio of 114.1 percent and the high proportion of noninterest bearing deposits to total deposits.
   The average yield on earning assets of $43.1 billion was 5.77 percent, up 83 basis points over first quarter last year, with the average loan yield increasing 58 basis points. The average rate on interest bearing liabilities of $24.5 billion was 2.49 percent, up 118 basis points, reflecting both higher short-term interest rates and heightened competition for deposits, compared with first quarter 2005. Average interest bearing deposits were $21.3 billion and the weighted average rate was 2.19 percent. The net interest margin in first quarter 2006 was 4.36 percent, compared with 4.22 percent in first quarter 2005, an increase of 14 basis points.
   On a sequential quarter basis, net interest income decreased $15 million, or 3.2 percent, with approximately $5 million of the variance due to two less days in the quarter. Average loans increased $791 million, or 2.4 percent, while average securities decreased $794 million, or 8.7 percent. Average commercial loans increased $389 million, or 3.3 percent; average residential mortgages increased $301 million, or 2.7 percent; and average construction loans increased $109 million, or 7.7 percent. Average noninterest bearing deposits decreased $1.7 billion, or 9.1 percent, primarily due to a $766 million decrease in title and escrow deposits and disintermediation in other business demand deposits caused by rising short-term interest rates. The impact of lower title and escrow deposit volumes was partially offset by a reduction in noninterest expense associated with this business. The average yield on earning assets increased 26 basis points and the average rate on interest bearing liabilities increased 44 basis points. The net interest margin decreased 6 basis points to
4.36 percent, primarily due to lower demand deposits.

   First Quarter Noninterest Income From Continuing Operations

   In first quarter 2006, noninterest income was $218 million, up $12 million, or 6.0 percent, from the same quarter a year ago. Service charges on deposit accounts increased 3.0 percent, primarily due to changes in the overdraft and NSF fee structure, partially offset by lower account analysis fees stemming from an increase in the earnings credit rate on deposit balances. Trust and investment management fees increased $8.2 million, or 19.4 percent, primarily due to an increase in trust assets and to a one-time increase in trust fees resulting from a refinement in accrual methodology, which accounted for $3 million of the increase.
   Compared with fourth quarter 2005, first quarter 2006 noninterest income increased $34 million, or 18.8 percent. Excluding the $37 million loss on the sale of $1 billion of agency debentures associated with the strategic rebalancing of the Company's securities portfolio in fourth quarter 2005, noninterest income decreased $2 million, or
1.1 percent. Service charges on deposit accounts increased 2.0 percent, while trust and investment management fees increased 7.9 percent, primarily due to a refinement in accrual methodology. Other noninterest income declined $7.4 million, or 17.0 percent, primarily due to a decline in net gains on private equity investments of $5.5 million.

   First Quarter Noninterest Expense From Continuing Operations

   Noninterest expense for first quarter 2006 was $415 million, an increase of $22 million, or 5.5 percent, over first quarter 2005. Salaries and employee benefits expense increased $21 million, or 9.0 percent, primarily due to annual merit increases and higher performance-related incentive expense. Higher incentive expense included $6.2 million in stock option expense, recorded for the first time in first quarter 2006, and a $2.9 million increase in restricted stock expense, as the Company has moved to a heavier restricted stock weighting in its equity-linked compensation programs. Professional services expense increased $3 million, or 23.9 percent, primarily due to higher compliance-related expense. Outside services expense increased $7 million, or 34.7 percent, primarily due to higher cost of services related to title and escrow balances, stemming from a higher earnings credit rate in first quarter 2006. Foreclosed asset expense (income) in first quarter 2006 reflects a $7.4 million gain on the sale of property. The provision for off-balance sheet commitments declined $6 million compared with first quarter 2005.
   Excluding the effect of stock option expense and higher restricted stock expense, noninterest expense increased $12 million, or 3.2 percent, compared with prior year.
   Compared with fourth quarter 2005, noninterest expense decreased $15 million, or 3.4 percent. Salaries and employee benefits expense increased $20 million, or 8.6 percent, primarily due to annual seasonal factors that result in higher payroll taxes and 401(k) matching contributions, as well as the initial expensing of stock options in the first quarter. Payroll taxes accounted for $9.5 million of the increase, 401(k) and post-employment expense accounted for $7.3 million of the increase, and stock option expense accounted for $6.2 million of the increase. Net occupancy expense decreased $8 million, or 20.0 percent, primarily due to charges incurred in fourth quarter 2005 associated with the consolidation of offices in San Francisco. Professional services expense increased $5 million, or 55.3 percent, primarily due to a recovery of legal fees recorded in fourth quarter 2005 and higher compliance-related expense in the first quarter. Outside services expense decreased $12 million, or 30.1 percent, primarily due to lower cost of services related to decreased title and escrow balances. Foreclosed asset expense (income) in first quarter 2006 reflects a $7.4 million gain on the sale of property. The provision for off-balance sheet commitments declined $8 million compared with fourth quarter 2005.

   Income Tax Expense From Continuing Operations

   The effective tax rate for first quarter 2006 was 34.1 percent, compared with an effective tax rate of 31.0 percent for first quarter 2005. First quarter 2005 income tax expense included a $10.0 million reduction in reserves for estimated amounts owed to the Internal Revenue Service with respect to certain leveraged leasing transactions.

   Credit Quality

   Nonperforming assets at March 31, 2006, were $42 million, or 0.09 percent of total assets. This compares with $62 million, or 0.12 percent of total assets, at December 31, 2005, and $101 million, or
0.20 percent of total assets, at March 31, 2005. Nonperforming assets declined 58 percent between March 31, 2005 and March 31, 2006.
   In first quarter 2006, the total provision for credit losses was negative $10.0 million. The total provision for credit losses was negative $5.0 million in fourth quarter 2005 and negative $9.1 million in first quarter 2005. The total provision for credit losses in first quarter 2006 consisted of a provision for loan losses of negative $7.0 million and a provision for off-balance sheet commitments (classified in noninterest expense) of negative $3.0 million. In first quarter 2006, net charge-offs were $5 million, compared with net charge-offs of $2 million in fourth quarter 2005, and net recoveries of $15 million in first quarter 2005.
   At March 31, 2006, the allowance for credit losses as a percent of total loans and as a percent of nonaccrual loans was 1.26 percent and 1003 percent, respectively. These ratios were 1.32 percent and 744 percent, respectively, at December 31, 2005, and 1.63 percent and 507 percent, respectively, at March 31, 2005.

   Balance Sheet and Capital Ratios

   At March 31, 2006, the Company had total assets of $48.8 billion. Total loans were $33.5 billion and total deposits were $39.2 billion, resulting in a period-end deposit-to-loan ratio of 117 percent. At period-end, total stockholders' equity was $4.6 billion, the tangible equity ratio was 8.46 percent, and the ratio of tangible common equity to risk-weighted assets was 8.68 percent. Book value per share at March 31, 2006, was $31.94, up 12.4 percent from a year earlier. The Company's Tier I and total risk-based capital ratios at period-end were 9.01 percent and 10.84 percent, respectively.

   Stock Repurchases

   During first quarter 2006, the Company repurchased 1,167,700 shares of common stock at a total price of $80.0 million, or an average of $68.52 per repurchased share. At March 31, 2006, the Company was authorized by its Board of Directors to repurchase an additional $22 million of common stock.
   Common shares outstanding at March 31, 2006, were 143.4 million, a decrease of 1.2 million shares, or 0.8 percent, from one year earlier.

   Discontinued Operations

   On September 22, 2005, the Company announced the signing of a definitive agreement to sell its international correspondent banking business (the Business) to Wachovia Bank, N.A. The principal legal closing of the transaction took place on October 6, 2005, with the Company receiving $245 million in cash from Wachovia. The Company is continuing to operate the Business over a transition period which will extend into the second quarter of 2006, during which time it is expected that the majority of the Company's international correspondent bank customers will have transferred to Wachovia. The Company expects its exit from international correspondent banking to be complete in the second quarter of 2006.
   As customers have transferred to Wachovia, the Company's international correspondent banking revenue has declined. International correspondent banking expenses have also declined, though at a slower rate than revenue. Commencing in third quarter 2005, all results of the international correspondent banking business have been reported as a discontinued operation and all prior periods have been restated to reflect this accounting treatment. All of the assets and liabilities of the discontinued operations have been separately identified on the consolidated balance sheets (see Exhibit
3) and the average net assets or liabilities of the discontinued operations are reflected in the analysis of net interest margin (see Exhibits 5 and 6).
   In the first quarter of 2006, the Company recorded a net loss from discontinued operations of $8.5 million, or $0.06 per fully diluted common share. In the fourth quarter of 2005, the Company recorded an after-tax gain on the transaction of approximately $147.4 million, or $1.00 per fully diluted share, and a net loss from discontinued operations of $1.1 million, or $0.01 per fully diluted common share.

   Second Quarter and Full Year 2006 Earnings Per Share Forecast

   The Company currently estimates that second quarter 2006 fully diluted earnings per share from continuing operations will be in the range of $1.26 to $1.31, including estimated stock option expense of $0.02 per share and a total provision for credit losses of approximately zero. In addition, the Company expects to record a net loss from discontinued operations of approximately $0.05 per diluted common share. Therefore, net income per diluted common share is expected to be in the range of $1.21 to $1.26.
   For full year 2006, the Company currently estimates that fully diluted earnings per share from continuing operations will be in the range of $5.30 to $5.50, including estimated stock option expense of $0.10 per share and an estimated total provision for credit losses of $10 million. In addition, the Company expects to record a net loss from discontinued operations of approximately $0.11 per diluted common share. Therefore, net income per diluted common share is expected to be in the range of $5.19 to $5.39.

   Non-GAAP Financial Measures

   This press release contains certain references to financial measures that exclude a loss on the sale of securities related to the rebalancing of the Company's securities portfolio or stock option expense and higher restricted stock expense, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains. This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Because these items and their impact on the Company's performance are difficult to predict, management believes that financial presentations excluding the impact of these items provide useful supplemental information which is important to a proper understanding of the Company's core business results by investors. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

   Forward-Looking Statements

   The following appears in accordance with the Private Securities Litigation Reform Act. This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words "believe," "expect," "target," "anticipate," "intend," "plan," "estimate," "potential," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." They may also consist of annualized amounts based on historical interim period results. Forward-looking statements in this press release include those related to earnings forecasts, the Company's strategic initiatives, the Company's competitive positioning, the Company's ability to defend and continue to grow its deposit base, and the transition and financial impact of the sale of the international correspondent banking business.
   There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in the Company's forward-looking statements. Many of these factors are beyond the Company's ability to control or predict and could have a material adverse effect on the Company's stock price, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, adverse economic and fiscal conditions in California; increased energy costs; global political and general economic conditions related to the war on terrorism and other hostilities; fluctuations in interest rates; the controlling interest in UnionBanCal Corporation of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc.; competition in the banking and financial services industries; adverse effects of current and future banking laws, rules and regulations and their enforcement, or governmental fiscal or monetary policies; declines or disruptions in the stock or bond markets which may adversely affect the Company or the Company's borrowers or other customers; changes in accounting practices or requirements; the Company's ability to transition international correspondent bank customers; and risks associated with various strategies the Company may pursue, including potential acquisitions, divestitures and restructurings.
   A complete description of the Company, including related risk factors, is discussed in the Company's public filings with the Securities and Exchange Commission, which are available by calling
(415) 765-2969 or online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

   Conference Call and Webcast

   The Company will conduct a conference call to review first quarter results at 8:30 AM Pacific Time (11:30 AM Eastern Time) on April 21, 2006. Interested parties calling from locations within the United States should call 800-700-7133 (612-332-0802 from outside the United States) 10 minutes prior to the beginning of the conference.
   A live webcast of the call will be available at http://www.uboc.com. Simply follow the links to the Investor Relations section of the website. The webcast replay will be available on the website within 24 hours after the conclusion of the call, and will remain on the website for a period of one year.
   A recorded playback of the conference call will be available by calling 800-475-6701, (320-365-3844 from outside the United States) from approximately 12:00 PM Pacific Time (3:00 PM Eastern Time), April 21, through 11:59 PM Pacific Time, April 28 (2:59 AM Eastern Time, April 29). The reservation number for this playback is 822803.
   Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $48.8 billion at March 31, 2006. Its primary subsidiary, Union Bank of California, N.A., had 321 banking offices in California, Oregon and Washington, and 18 international facilities, at March 31, 2006.



               UnionBanCal Corporation and Subsidiaries
                Financial Highlights (Unaudited) (1)

                               Exhibit 1


                                                      Percent Change
                                                            to
               As of and for the Three Months Ended   March 31, 2006
                                                           from
              -------------------------------------  -----------------
                March 31,   Dec. 31,    March 31,  March 31,  Dec. 31,
(Dollars in
 thousands,
 except per
 share data)      2005         2005         2006       2005     2005
-------------------------- ------------ -----------  -------- --------
Results of
 operations:
Net interest
 income (2)      $436,717     $481,828     $466,341     6.78%  (3.21%)
Noninterest
 income           205,625      183,420      217,910     5.97%  18.80%
              ------------ ------------ ------------
Total revenue     642,342      665,248      684,251     6.52%   2.86%
Noninterest
 expense          392,952      429,198      414,544     5.49%  (3.41%)
Reversal of
 allowance
 for loan
 losses           (12,119)     (10,000)      (7,000) (42.24%) (30.00%)
              ------------ ------------ ------------
Income from
 continuing
 operations
  before
   income
   taxes (2)      261,509      246,050      276,707     5.81%  12.46%
Taxable-
 equivalent
 adjustment         1,055        1,228        1,248    18.29%   1.63%
Income tax
 expense           80,703       82,657       94,004    16.48%  13.73%
              ------------ ------------ ------------
Income from
 continuing
 operations      $179,751     $162,165     $181,455     0.95%  11.90%
(Loss)/Income
 from
 discontinued
 operations         2,226      146,324       (8,510)      nm      nm
              ------------ ------------ ------------
Net income       $181,977     $308,489     $172,945   (4.96%) (43.94%)
              ============ ============ ============

Per common share:
Basic earnings:
  From continuing
   operations       $1.22        $1.12        $1.26    3.28%   12.50%
  Net income         1.24         2.14         1.20   (3.23%) (43.93%)
Diluted earnings:
  From continuing
   operations        1.20         1.10         1.24    3.33%   12.73%
  Net income         1.21         2.09         1.18   (2.48%) (43.54%)
Dividends (3)        0.36         0.41         0.41   13.89%    0.00%
Book value
 (end of period)    28.41        31.62        31.94   12.43%    1.01%
Common shares
 outstanding
 (end of
 period)      144,575,615  144,207,072  143,402,332   (0.81%)  (0.56%)
Weighted
 average
 common
 shares
  outstanding
   - basic    146,997,649  144,466,374  143,878,106   (2.12%)  (0.41%)
Weighted
 average
 common
 shares
  outstanding
   - diluted  149,915,503  147,385,734  146,026,188   (2.59%)  (0.92%)

Balance sheet
 (end of
 period):
Total assets
 (4)          $49,432,871  $49,416,002  $48,800,945   (1.28%)  (1.24%)
Total loans    29,778,461   33,095,595   33,528,868   12.59%   1.31%
Nonperforming
 assets           101,226       61,645       42,392  (58.12%) (31.23%)
Total
 deposits      40,414,979   40,082,239   39,155,904   (3.12%)  (2.31%)
Stockholders'
 equity         4,107,223    4,559,700    4,579,878    11.51%   0.44%

Balance sheet
 (period
 average):
Total assets  $46,313,053  $48,406,487  $48,016,643     3.68%  (0.81%)
Total loans    29,714,206   33,260,944   34,052,067    14.60%   2.38%
Earning
 assets        41,667,831   43,451,686   43,084,349     3.40%  (0.85%)
Total
 deposits      38,199,718   40,253,861   38,856,033     1.72%  (3.47%)
Stockholders'
 equity         4,208,650    4,488,396    4,538,679     7.84%    1.12%

Financial
 ratios (5):
Return on
 average
 assets (6):
  From
   continuing
   operations        1.57%        1.33%        1.53%
  Net income         1.59%        2.53%        1.46%
Return on
 average
 stockholders'
 equity (6):
  From continuing
   operations       17.32%       14.33%       16.21%
  Net income        17.54%       27.27%       15.45%
Efficiency
 ratio (7)          60.64%       63.77%       62.10%
Net interest
 margin (2)          4.22%        4.42%        4.36%
Dividend
 payout ratio       29.51%       36.61%       32.54%
Tangible
 equity ratio        7.36%        8.31%        8.46%
Tier 1 risk-
 based capital
 ratio (4)(8)        9.06%        9.17%        9.01%
Total risk-
 based capital
 ratio (4)(8)       11.41%       11.10%       10.84%
Leverage
 ratio (4)(8)        7.79%        8.39%        8.80%
Allowances for
 credit losses
 to total
 loans (9)           1.63%        1.32%        1.26%
Allowances
 for credit
 losses to
 nonaccrual
 loans (9)         506.96%      743.58%     1003.48%
Net loans
 charged off
 (recovered)
  to average
   total
   loans (6)       (0.19%)        0.03%        0.06%
Nonperforming
 assets to
 total loans,
 foreclosed
 assets, and
 distressed
 loans held
 for sale            0.34%        0.19%        0.13%
Nonperforming
 assets to
 total assets (4)    0.20%        0.12%        0.09%

Refer to Exhibit 8 for footnote explanations.



               UnionBanCal Corporation and Subsidiaries
     Condensed Consolidated Statements of Income (Unaudited) (1)
                      (Taxable-Equivalent Basis)

                               Exhibit 2



                                          For the Three Months Ended
                                         -----------------------------
                                         March 31, Dec. 31,  March 31,
(Dollars in thousands, except per share
 data)                                     2005      2005      2006
---------------------------------------- --------- --------- ---------
Interest Income (2)
 Loans                                   $405,124  $497,046  $512,988
 Securities                               101,264    95,436    97,351
 Interest bearing deposits in banks           733     1,244       736
 Federal funds sold and securities
  purchased under resale agreements         2,373     6,129     3,845
 Trading account assets                       908     1,422     1,530
                                         --------- --------- ---------
    Total interest income                 510,402   601,277   616,450
                                         --------- --------- ---------

Interest Expense
 Deposits                                  55,828    97,303   115,309
 Federal funds purchased and securities
  sold under repurchase agreements          4,998     1,042     8,802
 Commercial paper                           4,560     9,911    12,448
 Medium and long-term debt                  6,532     9,695    10,397
 Trust notes                                  238       238       238
 Other borrowed funds                       1,529     1,260     2,915
                                         --------- --------- ---------
    Total interest expense                 73,685   119,449   150,109
                                         --------- --------- ---------

Net Interest Income (2)                   436,717   481,828   466,341
 Reversal of allowance for loan losses    (12,119)  (10,000)   (7,000)
                                         --------- --------- ---------
    Net interest income after reversal
     of allowance for loan losses         448,836   491,828   473,341
                                         --------- --------- ---------

Noninterest Income
 Service charges on deposit accounts       79,267    80,030    81,635
 Trust and investment management fees      41,963    46,465    50,115
 Insurance commissions                     22,017    19,739    19,518
 Merchant banking fees                      6,266     8,261     8,229
 Foreign exchange gains, net                8,170     8,332     7,818
 Brokerage commissions and fees             8,972     7,171     7,795
 Card processing fees, net                  5,607     6,437     6,697
 Securities gains (losses), net               344   (36,750)     (214)
 Other                                     33,019    43,735    36,317
                                         --------- --------- ---------
    Total noninterest income              205,625   183,420   217,910
                                         --------- --------- ---------

Noninterest Expense
 Salaries and employee benefits           231,758   232,496   252,495
 Net occupancy                             32,362    41,048    32,837
 Outside services                          21,247    40,942    28,609
 Equipment                                 17,403    18,042    17,922
 Software                                  13,975    15,427    16,344
 Professional services                     11,741     9,369    14,547
 Communications                            10,380    10,959    10,552
 Foreclosed asset expense (income)            406       (29)   (7,367)
 (Reversal of) provision for losses on
  off-balance sheet commitments             3,000     5,000    (3,000)
 Other                                     50,680    55,944    51,605
                                         --------- --------- ---------
    Total noninterest expense             392,952   429,198   414,544
                                         --------- --------- ---------

 Income from continuing operations
  before income taxes  (2)                261,509   246,050   276,707
 Taxable-equivalent adjustment              1,055     1,228     1,248
 Income tax expense                        80,703    82,657    94,004

                                         --------- --------- ---------
Income from Continuing Operations         179,751   162,165   181,455
                                         --------- --------- ---------

 Income (loss) from discontinued
  operations before income taxes            3,639   227,967   (13,603)
 Income tax expense (benefit)               1,413    81,643    (5,093)
                                         --------- --------- ---------
Income (loss) from Discontinued
 Operations                                 2,226   146,324    (8,510)
                                         --------- --------- ---------
Net Income                               $181,977  $308,489  $172,945
                                         ========= ========= =========

Income from continuing operations per
 common share - basic                       $1.22     $1.12     $1.26
Net Income per common share - basic         $1.24     $2.14     $1.20
                                         ========= ========= =========
Income from continuing operations per
 common share - diluted                     $1.20     $1.10     $1.24
Net income per common share - diluted       $1.21     $2.09     $1.18
                                         ========= ========= =========
Weighted average common shares
 outstanding - basic                      146,998   144,466   143,878
                                         ========= ========= =========
Weighted average common shares
 outstanding - diluted                    149,916   147,386   146,026
                                         ========= ========= =========

Refer to Exhibit 8 for footnote explanations.



               UnionBanCal Corporation and Subsidiaries
                      Consolidated Balance Sheets (1)

                               Exhibit 3



                                 (Unaudited)               (Unaudited)
                                  March 31,   December 31,  March 31,
(Dollars in thousands)              2005         2005         2006
------------------------------- ------------ ------------ ------------
Assets
Cash and due from banks          $1,870,367   $2,402,212   $2,035,544
Interest bearing deposits in
 banks                               73,667      771,164      170,187
Federal funds sold and
 securities purchased under
 resale agreements                1,695,835      796,500      513,777
                                ------------ ------------ ------------
      Total cash and cash
       equivalents                3,639,869    3,969,876    2,719,508
Trading account assets              234,791      312,655      329,703
Securities available for sale:
   Securities pledged as
    collateral                      251,657       96,994       88,152
   Held in portfolio             10,975,242    8,072,286    8,394,318
Loans (net of allowance for
 loan losses: March 31, 2005,
 $401,275; December 31, 2005,
 $351,532; March 31, 2006,
 $339,443)                       29,377,186   32,744,063   33,189,425
Due from customers on
 acceptances                         21,158       19,252       20,541
Premises and equipment, net         520,286      536,074      511,095
Intangible assets                    56,751       42,616       39,186
Goodwill                            450,125      454,015      453,489
Other assets                      1,929,837    2,113,577    2,814,603
Assets of discontinued
 operations to be disposed or
 sold                             1,975,969    1,054,594      240,925
                                ------------ ------------ ------------
      Total assets              $49,432,871  $49,416,002  $48,800,945
                                ============ ============ ============

Liabilities
   Noninterest bearing          $20,421,830  $19,489,377  $18,118,506
   Interest bearing              19,993,149   20,592,862   21,037,398
                                ------------ ------------ ------------
      Total deposits             40,414,979   40,082,239   39,155,904
Federal funds purchased and
 securities sold under
 repurchase agreements              400,570      651,529      292,758
Commercial paper                  1,042,795      680,027    1,420,276
Other borrowed funds                126,662      134,485       66,472
Acceptances outstanding              21,158       19,252       20,541
Other liabilities                 1,128,383    1,466,478    2,259,464
Medium and long-term debt           803,233      801,095      788,763
Junior subordinated debt
 payable to subsidiary grantor
 trust                               15,677       15,338       15,225
Liabilities of discontinued
 operations to be extinguished
 or assumed                       1,372,191    1,005,859      201,664
                                ------------ ------------ ------------
      Total liabilities          45,325,648   44,856,302   44,221,067
                                ------------ ------------ ------------

Commitments and contingencies

Stockholders' Equity
Preferred stock:
   Authorized 5,000,000 shares,
    no shares issued or
    outstanding as of
    March 31, 2005, December
    31, 2005, and March 31,
    2006                                  -            -            -
Common stock, par value $1 per
 share at March 31, 2005,
  December 31, 2005 and March
   31, 2006: Authorized
   300,000,000 shares, issued
   152,530,458 shares as of
   March 31, 2005, 154,469,215
   shares as of  December 31, 2005,
   and 154,832,175 shares as of
   March 31, 2006                   152,530      154,469      154,832
Additional paid-in capital          896,855      994,956    1,018,943
Treasury stock - 7,954,843
 shares as of March 31, 2005,
 10,262,143 shares
 as of December 31, 2005 and
 11,429,843 shares as of
 March 31, 2006                    (463,527)    (612,732)    (692,783)
Retained earnings                 3,656,187    4,141,400    4,258,533
Accumulated other comprehensive
 loss                              (134,822)    (118,393)    (159,647)
                                ------------ ------------ ------------
      Total stockholders'
       equity                     4,107,223    4,559,700    4,579,878
                                ------------ ------------ ------------
      Total liabilities and
       stockholders' equity     $49,432,871  $49,416,002  $48,800,945
                                ============ ============ ============

Refer to Exhibit 8 for footnote explanations.


               UnionBanCal Corporation and Subsidiaries
                        Loans (Unaudited) (1)

                            Exhibit 4


                                                    Percent Change to
                            Three Months Ended      March 31, 2006
                                                           from
                        -------------------------- -------------------
                         March   December  March     March   December
                           31,      31,      31,       31,      31,
(Dollars in
 millions)                2005     2005     2006      2005     2005
----------------------- -------- -------- -------- --------- ---------

Loans (period average)
 Commercial, financial
  and industrial        $10,333  $11,981  $12,370     19.71%     3.25%
 Construction             1,114    1,414    1,523     36.71%     7.71%
 Mortgage -
  Commercial              5,420    5,653    5,652      4.28%   (0.02%)
 Mortgage -
  Residential             9,829   11,143   11,444     16.43%     2.70%
 Consumer                 2,372    2,490    2,489      4.93%   (0.04%)
 Lease financing            603      576      569    (5.64%)   (1.22%)
                        -------- -------- --------

  Total loans held to
   maturity             $29,671  $33,257  $34,047     14.75%     2.38%
  Total loans
   held for sale             43        4        5   (88.37%)    25.00%
                        -------- -------- --------

   Total loans          $29,714  $33,261  $34,052     14.60%     2.38%
                        ======== ======== ========

Nonperforming assets
 (period end)
 Nonaccrual loans:
  Commercial, financial
   and industrial           $30      $50      $19   (36.67%)  (62.00%)
  Construction                1        -        -  (100.00%)    nm
  Mortgage -  Commercial     10        9        8   (20.00%)  (11.11%)
  Lease                      55        -       15   (72.73%)    nm
                        -------- -------- --------

 Total nonaccrual
  loans                      96       59       42   (56.25%)  (28.81%)
      Foreclosed assets       5        3        -  (100.00%) (100.00%)
                        -------- -------- --------

 Total nonperforming
  assets                   $101      $62      $42   (58.42%)  (32.26%)
                        ======== ======== ========

 Loans 90 days or more
  past due and still
  accruing                   $4       $5       $5     25.00%     0.00%
                        ======== ======== ========

Analysis of Allowances
 for Credit Losses
 Beginning balance         $399     $364     $352

 Reversal of allowance
  for loan losses           (12)     (10)      (7)

 Loans charged off:
  Commercial, financial
   and industrial            (4)      (4)     (11)
  Real estate                (1)      (1)       -
  Consumer                   (1)      (1)      (1)
                        -------- -------- --------
   Total loans
    charged off              (6)      (6)     (12)
                        -------- -------- --------

 Loans recovered:
  Commercial, financial
   and industrial            20        3        2
  Consumer                    1        1        1
  Lease financing             -        -        4
                        -------- -------- --------
   Total loans
    recovered                21        4        7
                        -------- -------- --------
   Net loans (charged-
    off) recovered           15       (2)      (5)
                        -------- -------- --------

 Ending balance of
  allowance for loan
  losses                   $402     $352     $340
     Allowance for off-
      balance sheet
      commitment losses      85       86       83
                        -------- -------- --------

 Allowances for
  credit losses            $487     $438     $423
                        ======== ======== ========

Refer to Exhibit 8 for footnote explanations.




               UnionBanCal Corporation and Subsidiaries
                 Net Interest Income (Unaudited) (1)

                               Exhibit 5


                                         For the Three Months Ended
                                               March 31, 2005
                                      --------------------------------
                                                   Interest   Average
                                        Average     Income/   Yield/
(Dollars in thousands)                  Balance    Expense   Rate (6)
                                                      (10)      (10)
------------------------------------- ------------ --------- ---------
Assets
Loans (11)                            $29,714,206  $405,124    5.51 %
Securities - taxable                   11,117,365    99,939    3.60
Securities - tax-exempt                    67,144     1,325    7.89
Interest bearing deposits in banks        160,782       733    1.85
Federal funds sold and securities
 purchased under resale agreements        377,291     2,373    2.55
Trading account assets                    231,043       908    1.59
                                      ------------ ---------
  Total earning assets                 41,667,831   510,402    4.94
                                                   ---------
Allowance for loan losses                (403,435)
Cash and due from banks                 2,182,658
Premises and equipment, net               524,339
Other assets                            2,341,660
                                      ------------
  Total assets                        $46,313,053
                                      ============
Liabilities
Deposits:
 Interest bearing                     $12,232,585    25,416    0.84
 Savings and consumer time              4,778,029    13,045    1.11
 Large time                             3,021,684    17,367    2.33
                                      ------------ ---------
  Total interest bearing deposits      20,032,298    55,828    1.13
                                      ------------ ---------
Federal funds purchased and
 securities
 sold under repurchase agreements       1,279,862     7,455    2.36
Net funding allocated from (to)
 discontinued operations (12)            (422,117)   (2,457)   2.36
Commercial paper                          865,460     4,560    2.14
Other borrowed funds                      180,519     1,529    3.44
Medium and long-term debt                 808,846     6,532    3.27
Trust notes                                15,733       238    6.06
                                      ------------ ---------
  Total borrowed funds                  2,728,303    17,857    2.65
                                      ------------ ---------
  Total interest bearing liabilities   22,760,601    73,685    1.31
                                                   ---------
Noninterest bearing deposits           18,167,420
Other liabilities                       1,176,382
                                      ------------
  Total liabilities                    42,104,403
Stockholders' Equity
Common equity                           4,208,650
                                      ------------
  Total stockholders' equity            4,208,650
                                      ------------
  Total liabilities and stockholders'
      equity                          $46,313,053
                                      ============
Reported Net Interest Income/Margin
Net interest income/margin
  (taxable-equivalent basis)                        436,717    4.22 %
Less: taxable-equivalent adjustment                   1,055
                                                   ---------
  Net interest income                              $435,662
                                                   =========


                                          For the Three Months Ended
                                                March 31, 2006
                                       -------------------------------
                                                    Interest   Average
                                         Average     Income/   Yield/
(Dollars in thousands)                   Balance    Expense   Rate (6)
                                                       (10)     (10)
--------------------------------------------------- --------- --------
Assets
Loans (11)                             $34,052,067  $512,988    6.09 %
Securities - taxable                     8,233,854    96,053    4.67
Securities - tax-exempt                     65,204     1,298    7.96
Interest bearing deposits in banks          59,847       736    4.99
Federal funds sold and securities
 purchased under resale agreements         345,342     3,845    4.52
Trading account assets                     328,035     1,530    1.89
                                       ------------ ---------
  Total earning assets                  43,084,349   616,450    5.77
                                                    ---------
Allowance for loan losses                 (348,626)
Cash and due from banks                  2,119,926
Premises and equipment, net                527,001
Other assets                             2,633,993
                                       ------------
  Total assets                         $48,016,643
                                       ============
Liabilities
Deposits:
 Interest bearing                      $13,261,888    62,358    1.91
 Savings and consumer time               4,467,627    18,487    1.68
 Large time                              3,608,597    34,464    3.87
                                       ------------ ---------
  Total interest bearing deposits       21,338,112   115,309    2.19
                                       ------------ ---------
Federal funds purchased and securities
 sold under repurchase agreements          874,055     9,410    4.37
Net funding allocated from (to)
 discontinued operations (12)              (57,088)     (608)   4.32
Commercial paper                         1,242,465    12,448    4.06
Other borrowed funds                       268,262     2,915    4.41
Medium and long-term debt                  800,014    10,397    5.27
Trust notes                                 15,280       238    6.24
                                       ------------ ---------
  Total borrowed funds                   3,142,988    34,800    4.49
                                       ------------ ---------
  Total interest bearing liabilities    24,481,100   150,109    2.49
                                                    ---------
Noninterest bearing deposits            17,517,921
Other liabilities                        1,478,943
                                       ------------
  Total liabilities                     43,477,964
Stockholders' Equity
Common equity                            4,538,679
                                       ------------
  Total stockholders' equity             4,538,679
                                       ------------
  Total liabilities and stockholders'
      equity                           $48,016,643
                                       ============
Reported Net Interest Income/Margin
Net interest income/margin
  (taxable-equivalent basis)                         466,341    4.36 %
Less: taxable-equivalent adjustment                    1,248
                                                    ---------
  Net interest income                               $465,093
                                                    =========



----------------------------------------------------------------------
Average Assets and Liabilities of Discontinued
 Operations for Period Ended:
                                    March 31, 2005     March 31, 2006
                                 -------------------------------------
Assets                                   $1,964,673          $618,653
Liabilities                              $1,542,556          $561,565
Net Asset (Liabilities)                    $422,117           $57,088

----------------------------------------------------------------------

Refer to Exhibit 8 for footnote explanations.




               UnionBanCal Corporation and Subsidiaries
                 Net Interest Income (Unaudited) (1)

                               Exhibit 6


                                      For the Three Months Ended
                                          December 31, 2005
                                --------------------------------------
                                                Interest     Average
                                  Average       Income/      Yield/
(Dollars in thousands)            Balance     Expense (10)  Rate (6)
                                                               (10)
------------------------------- ------------ -------------- ----------
Assets
Loans: (11)                     $33,260,944       $497,046     5.94 %
Securities - taxable              9,027,589         94,135     4.17
Securities - tax-exempt              65,582          1,301     7.93
Interest bearing deposits in
 banks                              157,604          1,244     3.13
Federal funds sold and
 securities
  purchased under resale
   agreements                       595,208          6,129     4.09
Trading account assets              344,759          1,422     1.64
                                ------------ --------------
   Total earning assets          43,451,686        601,277     5.51
                                             --------------
Allowance for loan losses          (362,676)
Cash and due from banks           2,268,566
Premises and equipment, net         520,586
Other assets                      2,528,325
                                ------------
   Total assets                 $48,406,487
                                ============
Liabilities
Deposits:
  Interest bearing              $13,523,357         57,469     1.69
  Savings and consumer time       4,550,219         17,407     1.52
  Large time                      2,916,187         22,427     3.05
                                ------------ --------------
   Total interest bearing
    deposits                     20,989,763         97,303     1.84
                                ------------ --------------
Federal funds purchased and
 securities
  sold under repurchase
   agreements                       533,068          5,025     3.74
Net funding allocated from (to)
  discontinued operations (12)     (422,508)        (3,983)    3.74
Commercial paper                  1,108,434          9,911     3.55
Other borrowed funds                121,401          1,260     4.12
Medium and long-term debt           804,346          9,695     4.78
Trust notes                          15,393            238     6.19
                                ------------ --------------
   Total borrowed funds           2,160,134         22,146     4.07
                                ------------ --------------
   Total interest bearing
    liabilities                  23,149,897        119,449     2.05
                                             --------------
Noninterest bearing deposits     19,264,098
Other liabilities                 1,504,096
                                ------------
   Total liabilities             43,918,091
Stockholders' Equity
Common equity                     4,488,396
                                ------------
   Total stockholders' equity     4,488,396
                                ------------
   Total liabilities and
    stockholders'
       equity                   $48,406,487
                                ============
Reported Net Interest
 Income/Margin
Net interest income/margin
   (taxable-equivalent basis)                      481,828     4.42 %
Less: taxable-equivalent
 adjustment                                          1,228
                                             --------------
   Net interest income                            $480,600
                                             ==============



                                      For the Three Months Ended
                                            March 31, 2006
                                --------------------------------------
                                                Interest      Average
                                  Average       Income/       Yield/
(Dollars in thousands)            Balance      Expense (10)  Rate (6)
                                                               (10)
-------------------------------------------- -------------- ----------
Assets
Loans: (11)                     $34,052,067       $512,988      6.09 %
Securities - taxable              8,233,854         96,053      4.67
Securities - tax-exempt              65,204          1,298      7.96
Interest bearing deposits in
 banks                               59,847            736      4.99
Federal funds sold and
 securities
 purchased under resale
  agreements                        345,342          3,845      4.52
Trading account assets              328,035          1,530      1.89
                                ------------ --------------
  Total earning assets           43,084,349        616,450      5.77
                                             --------------
Allowance for loan losses          (348,626)
Cash and due from banks           2,119,926
Premises and equipment, net         527,001
Other assets                      2,633,993
                                ------------
  Total assets                  $48,016,643
                                ============
Liabilities
Deposits:
 Interest bearing               $13,261,888         62,358      1.91
 Savings and consumer time        4,467,627         18,487      1.68
 Large time                       3,608,597         34,464      3.87
                                ------------ --------------
  Total interest bearing
   deposits                      21,338,112        115,309      2.19
                                ------------ --------------
Federal funds purchased and
 securities sold under
 repurchase agreements              874,055          9,410      4.37
Net funding allocated from (to)
 discontinued operations (12)       (57,088)          (608)     4.32
Commercial paper                  1,242,465         12,448      4.06
Other borrowed funds                268,262          2,915      4.41
Medium and long-term debt           800,014         10,397      5.27
Trust notes                          15,280            238      6.24
                                ------------ --------------
  Total borrowed funds            3,142,988         34,800      4.49
                                ------------ --------------
  Total interest bearing
   liabilities                   24,481,100        150,109      2.49
                                             --------------
Noninterest bearing deposits     17,517,921
Other liabilities                 1,478,943
                                ------------
  Total liabilities              43,477,964
Stockholders' Equity
Common equity                     4,538,679
                                ------------
  Total stockholders' equity      4,538,679
                                ------------
  Total liabilities and
   stockholders'
      equity                    $48,016,643
                                ============
Reported Net Interest
 Income/Margin
Net interest income/margin
  (taxable-equivalent basis)                       466,341      4.36 %
Less: taxable-equivalent
 adjustment                                          1,248
                                             --------------
  Net interest income                             $465,093
                                             ==============



----------------------------------------------------------------------
Average Assets and Liabilities of Discontinued
 Operations for Period Ended:
                                   December 31, 2005  March 31, 2006
                                   -----------------------------------
Assets                                   $1,668,335          $618,653
Liabilities                              $1,245,827          $561,565
Net Asset (Liabilities)                    $422,508           $57,088

----------------------------------------------------------------------

Refer to Exhibit 8 for footnote explanations.



               UnionBanCal Corporation and Subsidiaries
                 Noninterest income (Unaudited)  (1)

                               Exhibit 7

                                                    Percentage Change
                                                            to
                       For the Three Months Ended    March 31, 2006
                                                           From
                      ----------------------------- ------------------
                        March     Dec.     March    March      Dec.
                         31,       31,       31,      31,       31,
 (Dollars in
  thousands)             2005      2005      2006    2005      2005
 -------------------- --------- --------- --------- ------------------
 Service charges on
  deposit accounts     $79,267   $80,030   $81,635    2.99      2.01
 Trust and investment
  management fees       41,963    46,465    50,115   19.43      7.86
 Insurance
  commissions           22,017    19,739    19,518  (11.35)    (1.12)
 Merchant banking
  fees                   6,266     8,261     8,229   31.33     (0.39)
 Foreign exchange
  gains, net             8,170     8,332     7,818   (4.31)    (6.17)
 Brokerage commissions
  and fees               8,972     7,171     7,795  (13.12)     8.70
 Card processing
  fees, net              5,607     6,437     6,697   19.44      4.04
 Securities gains
  (losses), net            344   (36,750)     (214)     nm    (99.42)
 Gain on private
  capital investments,
  net                    7,935     8,299     2,827  (64.37)   (65.94)
 Other                  25,084    35,436    33,490   33.51     (5.49)
                      --------- --------- ---------
    Total noninterest
     income           $205,625  $183,420  $217,910    5.97     18.80
                      ========= ========= =========


                  Noninterest expense (Unaudited) (1)



                                                     Percentage Change
                                                             to
                                                      March 31, 2006
                        For the Three Months Ended          From
                       ----------------------------- -----------------
                       March 31, Dec. 31, March 31, March 31, Dec. 31,
 (Dollars in
  thousands)               2005      2005      2006    2005     2005
 --------------------- --------- --------- --------- -----------------
 Salaries and other
  compensation         $178,957  $191,797  $194,259    8.55     1.28
 Employee benefits       52,801    40,699    58,236   10.29    43.09
                       --------- --------- ---------
    Salaries and
     employee benefits  231,758   232,496   252,495    8.95     8.60
 Net occupancy           32,362    41,048    32,837    1.47   (20.00)
 Outside services        21,247    40,942    28,609   34.65   (30.12)
 Equipment               17,403    18,042    17,922    2.98    (0.67)
 Software                13,975    15,427    16,344   16.95     5.94
 Professional services   11,741     9,369    14,547   23.90    55.27
 Communications          10,380    10,959    10,552    1.66    (3.71)
 Advertising and
  public relations        7,640    11,145    10,231   33.91    (8.20)
 Data processing          8,870     7,985     7,398  (16.60)   (7.35)
 Intangible asset
  amortization            4,985     4,965     3,430  (31.19)  (30.92)
 Foreclosed asset
  expense (income)          406       (29)   (7,367)     nm       nm
 (Reversal of)
  provision for losses
  on off-balance sheet
  commitments             3,000     5,000    (3,000)     nm       nm
 Other                   29,185    31,849    30,546    4.66    (4.09)
                       --------- --------- ---------
    Total noninterest
     expense           $392,952  $429,198  $414,544    5.49    (3.41)
                       ========= ========= =========

Refer to Exhibit 8 for footnote explanations.


               UnionBanCal Corporation and Subsidiaries

                              Footnotes

                              Exhibit 8


(1) In September 2005, Union Bank of California, N.A. committed to a plan for disposal of its international correspondent banking business. All periods presented have been restated to reflect discontinued operations.

(2) Taxable-equivalent basis.

(3) Dividends per share reflect dividends declared on UnionBanCal
Corporation's common stock outstanding as of the declaration date.

(4) End of period total assets and assets used in calculating these ratios include those of discontinued operations.

(5) Average balances used to calculate our financial ratios are based on continuing operations data only, unless otherwise indicated.

(6) Annualized.

(7) The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income) and the (reversal of) provision for losses on off-balance sheet commitments, as a percentage of net interest income (taxable-equivalent basis) and noninterest income and is a percentage of net interest income (taxable-equivalent basis) and noninterest income and is calculated for continuing operations only.calculated for continuing operations only.

(8) Estimated as of March 31, 2006. The regulatory capital and leverage ratios were not restated and therefore include discontinued operations.

(9) The allowance for credit losses ratios include the allowances for loan losses and losses on off-balance sheet commitments. These ratios relate to continuing operations only.

(10) Yields and interest income are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.

(11) Average balances on loans outstanding include all nonperforming loans. The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yield.

(12) Net funding allocated from (to) discontinued operations represents the shortage (excess) of assets over liabilities of discontinued operations. The expense (earning) on funds allocated from
(to) discontinued operations is calculated by taking the net average balance of discontinued operations for each quarter and applying an earnings rate or a cost of funds equivalent to the corresponding period's fed funds purchased rate.

nm = not meaningful


    CONTACT: UnionBanCal Corporation
             John A. Rice, Jr., 415-765-2998 (Investor Relations)
             Michelle R. Crandall, 415-765-2780 (Investor Relations) Stephen L. Johnson, 415-765-3252 (Public Relations)